                          BORG-WARNER AUTOMOTIVE, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                               Chicago, Illinois
                                                                  March 22, 1996

To the Stockholders:

     The Annual Meeting of Stockholders of Borg-Warner Automotive, Inc. will be held on April 23, 1996, at 11:00 a.m. at the Company's headquarters located at 200 South Michigan Avenue, Chicago, Illinois, 60604, for the following purposes:

     1.  To elect the Class III Directors to serve for the next three years;

     2.  To approve the Company's Executive Stock Performance Plan;

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 1996; and

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders at the close of business on March 15, 1996, will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                           By order of the Board of Directors

                                           Laurene H. Horiszny
                                           Secretary

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                          BORG-WARNER AUTOMOTIVE, INC.
                           200 SOUTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60604

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                 March 22, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Borg-Warner Automotive, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company on April 23, 1996, to be held at the Company's headquarters at 200 South Michigan Avenue, Chicago, Illinois 60604. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 22, 1996. The Company's Annual Report to Stockholders for the year ended December 31, 1995, is enclosed.

     Only stockholders of record at the close of business on March 15, 1996, will be entitled to vote at the meeting. As of such date, there were 23,402,987 shares of Common Stock (the "Common Stock") issued and outstanding. Each share of Common Stock entitles the holder to one vote. Holders of the Company's Non-Voting Common Stock are not entitled to notice of, or to vote at, the Annual Meeting.

     The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. Unless otherwise indicated herein, the election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

1.   ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Three nominees (the "Class III Directors") are to be elected at this meeting to serve for a term of three years and until their successors are elected and qualified. Three other directors (the "Class I Directors") have terms expiring at the 1997 Annual Meeting of Stockholders and two other directors (the "Class II Directors") have terms expiring at the 1998 Annual Meeting of Stockholders. Each of the nominees for election as

Class III Director has agreed to serve if elected. Messrs. Bowman, Fitzgibbons and Glaske are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. A plurality of votes of shares of Common Stock present in person or by proxy at the meeting is required to elect a director.

     The following table sets forth as of March 15, 1996, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company (if currently a director) and directorships in other corporations.

                                                        PRINCIPAL OCCUPATION
     CLASS III DIRECTORS        AGE                       AND DIRECTORSHIPS
- ------------------------------  ---   ---------------------------------------------------------
Matthias B. Bowman              47    Mr. Bowman has been Vice Chairman of Investment Banking
1995                                  for Merrill Lynch & Co.("ML&Co.") since 1993, and has
                                      been President and a Director of Merrill Lynch Capital
                                      Partners, Inc. ("MLCP") since 1994. He has been a
                                      Managing Director of the Investment Banking Division of
                                      ML&Co. since 1978.
Albert J. Fitzgibbons, III      50    Mr. Fitzgibbons has been a Partner and a Director of
1993                                  Stonington Partners, Inc., an investment management firm,
                                      since 1993, and has been a Director of MLCP since 1988.
                                      He was a Partner of MLCP from 1993 to 1994 and Executive
                                      Vice President of MLCP from 1988 to 1993. He was also a
                                      Managing Director of the Investment Banking Division of
                                      ML&Co. from 1978 to July 1994. He is a Director of
                                      Borg-Warner Security Corporation ("BW-Security"),
                                      Dictaphone Corporation, Eckerd Corporation and United
                                      Artists Theatre Circuit, Inc.
Paul E. Glaske                  62    Chairman and Chief Executive Officer since April 1992 and
1994                                  President since July 1986 of Blue Bird Corporation, a
                                      leading manufacturer of school buses, motor homes and a
                                      variety of other vehicles. Mr. Glaske is also a Director
                                      of Trust Company Bank of Middle Georgia.

                                                        PRINCIPAL OCCUPATION
      CLASS I DIRECTORS         AGE                       AND DIRECTORSHIPS
- ------------------------------  ---   ---------------------------------------------------------
James J. Kerley                 73    Chairman of the Board of Rohr, Inc. ("Rohr"), a
1994                                  manufacturer of aircraft engine components from January
                                      1993 until his retirement from the Board in December
                                      1994. Mr. Kerley was interim President and Chief
                                      Executive Officer of Rohr from January 1993 until May
                                      1993. From September 1981 until his retirement in
                                      December 1985, he was Vice Chairman and Chief Financial
                                      Officer of Emerson Electric Company, a manufacturer of
                                      electronic, electrical and other products. Mr. Kerley is
                                      also a Director of Sterling Chemicals, Inc., ESCO
                                      Electronics, Inc. and DT Industries, Inc.

                                                        PRINCIPAL OCCUPATION
      CLASS I DIRECTORS         AGE                       AND DIRECTORSHIPS
- ------------------------------  ---   ---------------------------------------------------------
Alexis P. Michas                38    Mr. Michas has been a Partner and a Director of
1993                                  Stonington Partners, Inc., an investment management firm,
                                      since 1993, and has been a Director of MLCP since 1989.
                                      He was a Partner of MLCP from 1993 to 1994 and Senior
                                      Vice President of MLCP from 1989 to 1993. He was also a
                                      Managing Director of the Investment Banking Division of
                                      ML&Co. from 1991 to 1994 and a Director in the Investment
                                      Banking Division of ML&Co. from 1990 to 1991. He is also
                                      a Director of Blue Bird Corporation, BW-Security,
                                      Dictaphone Corporation, Eckerd Corporation, Pathmark
                                      Stores, Inc. and Supermarkets General Holding
                                      Corporation.
Donald C. Trauscht              62    Chairman of the Board from December 1992 until December
1987                                  1995; Chief Executive Officer from January 1992 to
                                      October 1995; and President from January 1992 to April
                                      1995 of BW-Security, a provider of guard, alarm, armored
                                      transport and courier services. Mr. Trauscht was Chief
                                      Operating Officer and President from September 1991 to
                                      January 1992; Chief Operating Officer and Vice President
                                      from 1990 to 1991; and Vice President-Finance and
                                      Strategy of BW-Security from 1987 to 1990. Mr. Trauscht
                                      was President of the Company from December 1990 and Chief
                                      Operating Officer from September 1991 to September 1992.
                                      Mr. Trauscht is also a Director of BW-Security, Baker
                                      Hughes Incorporated, ESCO Electronics Corporation,
                                      Thiokol Corporation, Blue Bird Corporation, and IMO
                                      Industries, Inc.

                                                        PRINCIPAL OCCUPATION
      CLASS II DIRECTORS        AGE                       AND DIRECTORSHIPS
- ------------------------------  ---   ---------------------------------------------------------
Ivan W. Gorr                    66    Chairman and CEO of Cooper Tire & Rubber Company from
1995                                  1989 until his retirement in 1994 and President from 1982
                                      until 1989. Mr. Gorr is a Director of Amcast Industrial
                                      Corporation, Arvin Industries, Inc., Cooper Tire & Rubber
                                      Company, Fifth Third Bancorp and OHM Corporation.
John F. Fiedler                 57    Mr. Fiedler has been Chairman of the Board of Directors
1994                                  since March 1996 and has been Chief Executive Officer of
                                      the Company since January 1995. He was President from
                                      June 1994 to March 1996. He was Chief Operating Officer
                                      from June 1994 to December 1994. Mr. Fiedler was
                                      Executive Vice President of Goodyear Tire & Rubber
                                      Company, in charge of the North American Tire Division,
                                      from 1991 to 1994. He served as President of Kelly
                                      Springfield Tire Company, a division of Goodyear, from
                                      1989 to 1991 and as Vice President of the Asia Pacific
                                      Region of Goodyear from 1987 to 1989. He is a Director of
                                      Navistar, Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four regular meetings and two special meetings during 1995. Messrs. Fiedler, Fitzgibbons, Glaske, Kerley, Michas, and Trauscht attended at least 75% of the meetings of the Board of Directors and any committee on which they served. After joining the Board during 1995, Messrs. Bowman and Gorr also attended at least 75% of the meetings of the Board of Directors and any committee on which they served.

     The Board of Directors has a standing Compensation Committee and a Finance and Audit Committee. The Board does not have a nominating committee.

     The present members of the Compensation Committee are Albert J. Fitzgibbons, III (Chairman), Paul E. Glaske, Alexis P. Michas and Donald C. Trauscht. The responsibilities of the Compensation Committee include reviewing and approving executive appointments and remuneration and supervising the administration of the Company's employee benefit plans. The Compensation Committee met three times during 1995.

     The present members of the Finance and Audit Committee are James J. Kerley (Chairman), Ivan W. Gorr, Alexis P. Michas and Donald C. Trauscht. The responsibilities of the Finance and Audit Committee include: recommending to the Board of Directors the independent certified public accountants to conduct the annual audit of the books and accounts of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's financial and accounting staff. The Finance and Audit Committee met four times during 1995.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries or affiliates of MLCP receive an annual retainer of $22,000 for service on the Board of Directors and $1,000 for each Board meeting attended. Committee members also receive $750 ($1,500 if Chairman of a committee) for each committee meeting attended.

     In addition, under the terms of the Borg-Warner Automotive, Inc. 1993 Stock Incentive Plan, each director of the Company who from and after February 1, 1993, is not otherwise an employee of MLCP or of the Company or any of the Company's subsidiaries shall, on the third Tuesday of each year, automatically receive an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to the fair market value of the Common Stock at the date of grant of such option. Each director, upon joining the Board, will also receive an initial grant of options to purchase 2,000 shares of Common Stock having an exercise price equal to the fair market value of the Common Stock as of such date. All such options expire ten years after the date of grant and become exercisable in installments on the second and third anniversaries of the date of grant.

     In 1995, Messrs. Gorr and Kerley undertook a special strategic planning project on behalf of the Board of Directors. Because the project required their time and attention over an eight week period, they each received additional compensation of $28,000.

     J. Gordon Amedee served as Chief Executive Officer of the Company until December 31, 1994 and as Chairman of the Company until his death in July 1995. In 1995, the Company paid Mr. Amedee

$586,863.92. Mr. Amedee's estate also realized a gain of $230,000 on the exercise of stock options in 1995.

STOCK OWNERSHIP

     The following table sets forth as of March 15, 1996, certain information regarding beneficial ownership of Common Stock by all entities that, to the best knowledge of the Company, beneficially owned more than five percent of the Common Stock.

                                                                    NUMBER OF     PERCENT OF
                       NAME OF BENEFICIAL OWNER                      SHARES         CLASS
    --------------------------------------------------------------  ---------     ----------
    AIM Management Group Inc.(a)..................................  1,198,000         5.12
    FMR Corp(b)...................................................  1,637,400         7.00
    Merrill Lynch KECALP L.P. 1986(c).............................     35,573          *
    Merrill Lynch KECALP L.P. 1987(c).............................    177,866          *
    Merchant Banking L.P. No. 1(c)................................    444,664         1.90
    ML Venture Partners II, L.P.(c)...............................    444,664         1.90
    Merrill Lynch Capital Appreciation Partnership No. VIII,
      L.P.(c).....................................................  5,895,020        25.19
    ML Offshore LBO Partnership No. VIII, L.P.(c).................    149,872          *
    ML Employees LBO Partnership No. I, L.P.(c)...................    146,543          *
    ML IBK Positions, Inc.........................................  1,776,952         7.59
                                                                    ---------         ----
    Total ML Entities.............................................  9,071,154        38.76
                                                                    =========        =====

- ---------------
   *Represents less than one percent.
(a) Pursuant to a Schedule 13G dated February 12, 1996, AIM Management Group Inc. indicated that it had shared voting power and shared dispositive power with respect to 1,198,000 shares.
(b) Pursuant to a Schedule 13G dated February 14, 1996, FMR Corp. indicated that it had sole voting power with respect to 109,600 shares and sole dispositive power with respect to 1,637,400 shares.
(c) An investment fund managed for the benefit of investors.

     The address of AIM Management Group Inc. is: 11 Greenway Plaza, Suite 1919, Houston, Texas 77046-1173. The address of FMR Corp. is: 82 Devonshire Street, Boston, Massachusetts 02109. The address of each of the Merrill Lynch Entities is: c/o Merrill Lynch & Co., Inc., World Financial Center, New York, New York 10281.

     The following table sets forth as of March 15, 1996, certain information regarding beneficial ownership of Common Stock by the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

                                                                    NUMBER OF     PERCENT OF
                       NAME OF BENEFICIAL OWNER                     SHARES(A)       CLASS
    --------------------------------------------------------------  ---------     ----------
    John F. Fiedler...............................................     5,000         *
    Fred M. Kovalik...............................................    12,500         *
    Gary P. Fukayama..............................................    46,000         *
    Ronald M. Ruzic...............................................    63,668         *
    Terry A. Schroeder............................................     5,000         *
    Matthias B. Bowman(b).........................................         0         *
    Albert J. Fitzgibbons, III (c)................................         0         *
    Alexis P. Michas (c)..........................................         0         *
    Donald C. Trauscht............................................     3,000         *
    James J. Kerley...............................................     2,000         *
    Paul E. Glaske................................................         0         *
    Ivan W. Gorr..................................................         0         *
    All directors and executive officers of the Company (17
      persons)....................................................   194,035         *

- ---------------
   *Represents less than one percent.
(a) Includes the following number of shares issuable upon the exercise of options within the next 60 days: 37,000 for Mr. Fukayama; 1,000 for Mr. Kerley; 12,500 for Mr. Kovalik; 48,000 for Mr. Ruzic; 5,000 for Mr. Schroeder; and 153,306 for all directors and executive officers of the Company.
(b) Although Mr. Bowman is only a limited partner of the limited partnerships that are recordholders of the shares reported (includes 6,699,686 shares of Common Stock held by the following entities: Merrill Lynch Capital Appreciation Partnership No. VIII, L.P., ML Employees LBO Partnership No. I, L.P., Merrill Lynch KECALP L.P. 1986, Merrill Lynch KECALP L.P. 1987 and Merchant Banking L.P. No. 1), he is an advisor to or a director and/or an officer of the ultimate general partner of such partnerships; therefore he may be deemed to beneficially own the shares held by such limited partnerships. Mr. Bowman expressly disclaims beneficial ownership of such shares for all purposes.
(c) Messrs. Fitzgibbons and Michas are directors of MLCP, which manages Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. and ML Offshore LBO Partnership No. VIII, L.P. Such persons may be deemed to beneficially own the 6,044,892 shares of Common Stock held by such partnerships. MLCP is part of a group that beneficially owns 9,071,154 shares of Common Stock. Beneficial ownership of such shares by such individuals is expressly disclaimed.

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and greater than 10% stockholders file certain reports with respect to beneficial ownership of the Company's equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports required to be filed in 1995 were timely filed.

EXECUTIVE COMPENSATION

     The following table shows, for the years ending December 31, 1995, 1994 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for these years, to the Company's Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers at December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                            AWARDS(B)
                                                                           ------------
                                  ANNUAL COMPENSATION                       SECURITIES
    NAME AND PRINCIPAL            --------------------    OTHER ANNUAL      UNDERLYING       ALL OTHER
         POSITION          YEAR   SALARY($)   BONUS($)   COMPENSATION(A)    OPTIONS(#)    COMPENSATION(C)
- -------------------------- ----   ---------   --------   ---------------   ------------   ---------------
John F. Fiedler(d)........ 1995   $ 450,000   $415,752       $     0               0          $70,152
  Chairman and             1994   $ 221,282   $200,000       $14,287(e)       40,000          $     0
  Chief Executive Officer
Gary P. Fukayama.......... 1995   $ 212,000   $211,798       $     0               0          $27,445
  Executive Vice President 1994   $ 192,100   $224,266       $     0               0          $36,673
                           1993   $ 169,125   $ 79,868       $     0          20,000          $42,189
Fred M. Kovalik(d)........ 1995   $ 236,300   $ 36,155       $     0               0          $36,101
  Executive Vice President 1994   $ 187,500   $228,300       $24,700(e)       25,000          $ 8,250
Ronald M. Ruzic........... 1995   $ 219,000   $197,413       $     0               0          $67,220
  Executive Vice President 1994   $ 197,469   $250,343       $     0               0          $70,311
                           1993   $ 182,821   $225,528       $     0          20,000          $43,669
Terry A. Schroeder(d)..... 1995   $ 176,800   $ 99,682       $     0               0          $24,982
  Vice President           1994   $ 170,000   $ 69,297       $23,291(e)            0          $10,788
                           1993   $  14,167   $      0       $     0          10,000          $     0

- ---------------
(a) Excludes certain non-cash benefits that are deemed compensation for federal income tax purposes. These non-cash benefits are provided by the Company to its executive officers and include group term life insurance and automobiles. The net cost to the Company of such benefits during 1995, 1994 and 1993 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each named executive officer.
(b) No restricted stock awards or long-term incentive plan payouts were made in 1995, 1994 or 1993.
(c) Includes amounts contributed by the Company on behalf of the named executive officers during 1995, 1994 and 1993 pursuant to the provisions of the Borg-Warner Automotive, Inc. Retirement Savings Plan and credits made pursuant to the Borg-Warner Automotive, Inc. Retirement Savings Excess Benefit Plan.
(d) Messrs. Fiedler and Kovalik became executive officers of the Company in 1994. Mr. Schroeder was first employed by the Company in November, 1993.
(e) Represents gross-up to cover taxes incurred for relocation expense reimbursement.

STOCK OPTIONS

     During 1995, the named executive officers were not granted any stock options. The following table sets forth information with respect to unexercised options held by the named executive officers at the end of 1995. No such executive officer exercised any options during 1995.

                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                  OPTIONS AT FY-END(#)                AT FY-END($)(B)
                                             ------------------------------     ---------------------------
                   NAME                      EXERCISABLE   UNEXERCISABLE(A)     EXERCISABLE   UNEXERCISABLE
- -------------------------------------------  -----------   ----------------     -----------   -------------
John F. Fiedler............................          0          40,000           $       0      $ 337,500
Gary P. Fukayama...........................     36,232          10,768           $ 541,612      $  90,736
Fred M. Kovalik............................          0          25,000           $       0      $  34,250
Ronald M. Ruzic............................     46,300          11,700           $ 829,185      $ 115,900
Terry A. Schroeder.........................      5,000           5,000           $  43,400      $  43,400

- ---------------
(a) Represents shares that could not be acquired by the named executive officer as of December 31, 1995, and that become exercisable based upon the satisfaction of certain periods of employment.
(b) Represents the difference between the exercise price and the share price of Common Stock as of December 31, 1995.

LONG-TERM INCENTIVE PLANS

     The following table sets forth information with respect to the named executive officers concerning long-term incentive plan awards made during 1995 pursuant to the Company's Executive Stock Performance Plan.

                                                                             ESTIMATED FUTURE PAYOUTS
                                                                                  UNDER NON-STOCK
                                         NUMBER OF      PERFORMANCE OR         PRICE-BASED PLANS(C)
                                       SHARES, UNITS     OTHER PERIOD     -------------------------------
                                         OR OTHER      UNTIL MATURATION   THRESHOLD  TARGET      MAXIMUM
                NAME                   RIGHTS(#)(A)      OR PAYOUT(B)       ($)        ($)         ($)
- -------------------------------------  -------------   ----------------   -------   ---------   ---------
John F. Fiedler......................         595          32 months      148,750     595,000   1,041,250
Gary P. Fukayama.....................         210          32 months       52,500     210,000     367,500
Fred M. Kovalik......................         210          32 months       52,500     210,000     367,500
Ronald M. Ruzic......................         210          32 months       52,500     210,000     367,500
Terry A. Schroeder...................         100          32 months       25,000     100,000     175,000
All executive officers as a
  group(10)..........................       1,775          32 months      443,750   1,775,000   3,106,250
All employees who are not executive
  officers, as a group(4)............     133.333          32 months       33,333     133,333     233,333

- ---------------
(a) Performance units with an initial value of $1,000 per unit.
(b) The performance period is April 18, 1995 through December 31, 1997.
(c) Payouts under the Company's Executive Stock Performance Plan are based upon the percentile rank of the total shareholder return of the Company among the total shareholder returns of a peer group of companies. Total shareholder return is based on a formula relating to market price appreciation of the Company's common stock and dividend return as compared to the peer group companies' stock market price appreciation and dividend return.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement (the "Agreement") with Mr. Fiedler for a term of three years that provides for, among other things, a lump sum payment to be made to Mr. Fiedler if his employment is terminated for reasons other than expiration of the three year term, death, "disability", "cause" (as those terms are defined in the Agreement) or resignation. The lump sum payment shall be the greater of one and one-half (1-1/2) times the annual base salary on the date of termination or the balance of salary which would be paid for the remaining term of employment. Mr. Fiedler has agreed not to compete with the Company for a period of two years after termination of employment or to disclose confidential information.

     The Company has entered into Change of Control Employment Agreements (the "Employment Agreements") with each of the named executive officers. Below is a general description of certain terms and conditions of the Employment Agreements.

     In the event of a "Change of Control" of the Company followed within three years by (1) the termination of the executive's employment by the Company for any reason other than death, disability, or "Cause" or (2) the termination of the executive's employment by the executive for "Good Reason", the Employment Agreements provide that the executive shall be paid a lump sum cash amount equal to three times the executive's annual base salary and recent average bonus, and a lump sum cash amount equal to three times the Company's retirement contributions which would have been made on behalf of the executive in the first year after termination of employment. In addition, the executive is entitled to continued employee welfare benefits for three years after termination of employment, and to out placement services.

     "Change of Control" means, subject to certain exceptions, (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of 20% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the board of directors, (c) a major corporate transaction, such as a merger or sale of substantially all of the Company's assets, which results in a change in the majority of the Board or a majority of shareholders or (d) a liquidation of the Company.

     "Cause" means the willful and continued failure of the executive to perform substantially the executive's duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

     "Good Reason" means the diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive's previous work location, a purported termination of the Employment Agreement by the Company other than in accordance with the Employment Agreement, or failure of the Company to require any successor to the Company to comply with the Employment Agreement.

     Messrs. Fukayama and Ruzic are "Executives" as defined in the Borg-Warner Automotive, Inc. Transitional Income Guidelines for Executive Employees (the "Guidelines") and are eligible to receive Transitional Income (as defined in the Guidelines) if their employment is terminated as a result of (1) a reduction in workforce, (2) elimination of their job position, or (3) an inability to perform the duties of their job for reasons beyond their control. Transitional Income will also be paid if employment is terminated within one year after a "Change of Control" or "Sale of the Company." An Executive eligible for Transitional Income shall receive up to 12 monthly payments in an amount equal to the Executive's monthly salary at the time of termination and a lump sum payment based upon the Executive's most recent annual bonus award. Other benefits provided pursuant to the guidelines include life, medical, dental, health, accident and disability insurance coverage for up to 12 months after termination of employment. Payments under the Guidelines will not be made where termination of employment is as a result of a Change of Control of the Company and the executive officer has entered into a Change of Control Employment Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the Compensation Committee of the Board of Directors included Messrs. Fitzgibbons, Glaske, Michas and Trauscht. Mr. Trauscht was formerly an officer of the Company. Each of Messrs. Fitzgibbons and Michas is a Director of MLCP; MLCP and certain of its affiliates (the "ML Entities") may be deemed to beneficially own approximately 38.76% of the outstanding Common Stock of the Company and approximately 45% of the outstanding Common Stock of BW-Security, the predecessor parent corporation of the Company. In 1987, BW-Security acquired its predecessor corporation ("Old Borg-Warner") in a leveraged buyout led by MLCP.

     In January 1993, BW-Security distributed all of the outstanding Common Stock of the Company as a dividend to the holders of BW-Security common stock (the "Spin-Off"). In August 1993, the Company completed an initial public offering ("IPO") of approximately 3.6 million shares of its Common Stock. During 1995, affiliates of the ML Group did not receive any fees from the Company. Affiliates of the ML Group may provide investment banking and other services to the Company if retained by the Board of Directors.

     Pursuant to a Registration Rights Agreement entered into by certain current stockholders with the Company in connection with the Spin-Off, Merrill Lynch, Pierce, Fenner & Smith ("MLPF&S") has the right to act as the underwriter with respect to public offerings requested under the Agreement.
                            ------------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern base salary, annual bonus, long-term incentives and stock ownership programs for the executive officers of the Company.

OVERALL POLICY

     The Company's executive compensation program is designed to link executive compensation to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support the Company's business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that is based on individual performance as well as overall business results.

     The Compensation Committee reviews the Company's executive compensation program annually. The review includes a comparison of current total compensation levels (including base salary, annual bonus and long-term incentives) to those provided at other companies of similar size and complexity in the durable manufacturing sector, with data being collected primarily from several prominent compensation surveys (the "Compensation Surveys"). In addition to survey information, the Company also considers the compensation reported for executives by the companies included in a peer group of automotive companies (the "Peer Group Companies"). Financial results of the Peer Group Companies are used to compare shareholder returns on the performance graph. The Compensation Committee may adjust compensation levels based upon information obtained from the Compensation Surveys and the Peer Group Companies.

     The Compensation Committee determines the compensation of the five most highly compensated corporate executives, reviews the policies and philosophy set for the next level of key executives (approximately 125), and evaluates and recommends all long-term incentive plans. This process is designed to ensure congruity throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Fiedler), the Compensation Committee takes into account the views of Mr. Fiedler.

     The key elements of the Company's executive compensation program are base salary, annual bonus and long-term incentives which consist of stock options, Company stock and cash compensation. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Fiedler, the Company's CEO during 1995, are discussed below.

BASE SALARY

     Annual salary adjustments are determined by the Compensation Committee by examining each executive officer's current responsibilities and performance and by comparing the officer's current base salary to competitive median salaries as reported in the Compensation Surveys.

     Mr. Fiedler was CEO of the Company in 1995, with a base salary of $450,000. The Compensation Committee considered the scope and complexity of Mr. Fiedler's position, the Company's recent performance, his prior salary, and the median salaries paid for similar positions as reported in the Compensation Surveys.

ANNUAL BONUS

     The Company's executive officers are eligible participants in an annual cash bonus plan. Performance objectives are established at the beginning of each year for the Company and each of its business units. The performance objectives are based on the increase in value of the Company or business unit over the prior year. Value is determined by a formula taking into account the current earning power of the Company or business unit as well as cash flow.

     Eligible executives are assigned threshold, target and maximum bonus levels. For those executive officers responsible for the entire Company, 100% of their bonus opportunity is based on the increase in value for the Company; for those executive officers responsible for a business unit, 20% of the bonus opportunity is based on the increase in value for the Company, and 80% is based on the increase in value for the business unit. If the threshold level of these performance measures is not met, no bonus is paid.

     Executive officers are also eligible for an additional bonus payment under the carryover feature of the annual bonus plan (the "Carryover Bonus"). The Compensation Committee believes that the Carryover Bonus encourages a longer term perspective while continuing to reward participants for the achievement of annual goals. Carryover Bonus allows participants in the bonus plan to earn--over a two year period--any bonus opportunity which was not attained during the current Plan Year. Executives can earn the balance of the unattained bonus opportunity whenever cumulative value targets are achieved during the subsequent two years. No Carryover Bonus from a prior year is earned if the threshold level of performance for the current year is not achieved.

     The potential annual total cash compensation (base salary plus bonus) for each executive officer is targeted at the 65th percentile of annual total cash compensation levels as reported in the Compensation Surveys for similar positions. Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the target level.

     Although annual bonuses depend primarily on the achievement of performance objectives as described above, the Compensation Committee may adjust bonus awards based on other financial or non-financial actions that the Compensation Committee believes will benefit long-term stockholder value. No adjustments were made in 1995.

     In 1995, the increase in value of the Company resulted in a bonus payout between the target opportunity and the maximum opportunity. As a result Mr. Fiedler earned a $415,752 cash bonus for the year; there was no Carryover Bonus opportunity from prior years. Mr. Fiedler's total cash compensation (salary and bonus) for 1995 approximates the 55th percentile of total cash compensation for CEOs as reported in the Compensation Surveys.

LONG-TERM INCENTIVE PLANS

STOCK OPTIONS

     The Company uses stock incentives in the form of stock options to align the executives' interests with those of the stockholders and to motivate the executives to continue the long-term focus required for the Company's future success. Executives are granted stock awards based on their level of responsibility for the management and growth of the Company and individual contribution. Current base salary and annual incentive opportunity, as well as size and timing of previous stock awards, are also considered when determining stock awards.

     All stock options are granted at no less than the fair market value of the stock on the date of grant. The number of shares awarded to each executive officer is determined by an analysis of median competitive data provided in the Compensation Surveys. The analysis is based on the Company's current stock price and the projected stock price appreciation rate.

     None of the named executive officers received an option grant in 1995.

EXECUTIVE STOCK PERFORMANCE PLAN

     The Compensation Committee recommended to the Board of Directors and the Board of Directors approved, subject to the approval of the stockholders at the 1996 annual meeting of stockholders, the adoption of the Borg-Warner Automotive, Inc. Executive Stock Performance Plan. This plan is a long-term incentive plan for selected top executives including the named executive officers. It is designed to provide competitive payouts at the end of a three year period relative to how well the Company performs against a peer group of automotive companies in terms of total shareholder return ("TSR"). The Compensation Committee believes that the Executive Stock Performance Plan will help to focus key senior executives on the long-term overall value of the Company to the investor community.

     The award levels under the Executive Stock Performance Plan are targeted to pay at approximately the 65th percentile of total direct compensation (as reported by the Compensation Surveys) for 65th percentile TSR performance relative to the TSR performance of the Peer Group Companies.

     The plan is administered by a committee which consists solely of two or more "outside directors" as defined by Section 162(m) of the Code and the regulations thereunder.

     For the period between April 16, 1995 to December 31, 1997, Mr. Fiedler has a proposed target award of 595 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Fiedler's final award can range from $0 if the Company's TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,041,250 if the Company's TSR performance is at the 90th percentile (or higher) of the TSR performance of the Peer Group Companies.

OTHER

     Because the taxable compensation of any of the named executives is not anticipated to exceed one million dollars in 1996, the Compensation Committee does not believe that the limitation on the tax deductibility of executive compensation in excess of one million dollars (IRC Section 162(m)) will effect the Company during 1996. The Compensation Committee believes, however, that subject to shareholder approval, the provisions of the Company's Executive Stock Performance Plan meet the requirements of IRC Section 162(m).

     The Compensation Committee will periodically review its compensation plans to determine their compliance with IRC Section 162(m). The Compensation Committee may, however, recommend that compensation be paid to executive officers that may not be deductible when such payments are deemed in the best interest of shareholders.

                             COMPENSATION COMMITTEE
                      Albert J. Fitzgibbons, III, Chairman
                    Paul E. Glaske          Alexis P. Michas
                               Donald C. Trauscht

PERFORMANCE GRAPH

            COMPARISON OF TWENTY-NINE MONTH CUMULATIVE TOTAL RETURN
                AMONG COMPANY, S&P 500 INDEX AND PEER GROUPS (1)

      MEASUREMENT PERIOD                                                          PEER GROUP
    (FISCAL YEAR COVERED)           BWA (2)      SIC 3714 (3)      DJOTA (4)          (5)         S&P 500 (6)
8/13/93                                    100             100             100             100             100
9/30/93                                 105.50          106.50          103.35          101.79          102.99
12/31/93                                112.00          114.40          111.84          121.21          105.39
3/31/94                                 119.99          109.22          107.84          116.61          101.39
6/30/94                                  91.39          100.34          100.49          110.70          101.82
9/30/94                                 103.04           99.99          100.24          106.00          106.79
12/30/94                                102.70           97.08           97.16          104.07          106.78
3/31/95                                  99.73           96.42          100.86          103.12          117.17
6/30/95                                 117.92          106.61          108.46          114.49          128.36
9/29/95                                 133.00          105.40          112.00          118.13          138.56
12/29/95                                133.70          103.47          110.04          121.89          146.91

- ---------------
(1) Assumes $100 invested on August 13, 1993; assumes dividends reinvested for period of August 13, 1993 through December 31, 1995.
(2) BWA--Borg-Warner Automotive, Inc. (As compiled by Media General Financial Services of Richmond, VA).
(3) SIC Code 3714--Motor Vehicle Parts & Accessories (As compiled by Media General Financial Services of Richmond, VA).
(4) DJOTA--Dow Jones Other Automobile Parts and Equipment (As compiled by Dow Jones & Co., New York, NY). The Company will delete the DJOTA index from the Performance Graph in subsequent years. The Company has determined that the majority of companies in the DJOTA are primarily either suppliers to the automotive aftermarket or have significant nonautomotive businesses.
(5) Peer Group--Consists of the following companies: Arvin Industries, Inc., Chrysler Corporation, Coltec Industries, Cummins Engine, Inc., Dana Corporation, Detroit Diesel Corporation, Eaton Corporation, Ford Motor Company, General Motors Corporation, Johnson Controls, Inc., Lear Seating Company, Magna International, Inc. Class A, Mascotech, Inc., Smith AO Corporation Class A, SPX Corporation, Timken Company, TRW, Inc. and Varity Corporation (As compiled by Media General Financial Services of Richmond,
    VA).
(6) S&P 500--Standard & Poor's 500 Total Return Index (As compiled by Media General Financial Services of Richmond, VA).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As part of a recapitalization, BW-Security distributed all of the outstanding Common Stock of the Company to BW-Security's stockholders of record as of January 22, 1993 in the Spin-Off. The ML Entities currently hold approximately 38.76% of the voting power of the Company and approximately 45% of the outstanding Common Stock of BW-Security. In connection with the Spin-Off, the Company and BW-Security entered into certain agreements, including, but not limited to, a Distribution and Indemnity Agreement, a Service Agreement and a Tax Sharing Agreement. The terms of such agreements were approved by the Board of Directors of the Company. Subsequent to the Spin-Off, the Company and BW-Security entered into a Government Relations Service Agreement.

     The Distribution and Indemnity Agreement (the "Distribution Agreement") provides for, among other things, the principal corporate transactions required to effect the Spin-Off and certain other agreements governing the relationship between the Company and BW-Security with respect to or in consequence of the Spin-Off. Subject to certain exceptions, the Distribution Agreement provides for certain cross-indemnities designed principally to place financial responsibility for the liabilities of BW-Security and its subsidiaries with BW-Security, and financial responsibility for the liabilities of the Company, or related to its automotive business, with the Company.

     The Service Agreement provides that the Company will sublease office space from BW-Security until May 31, 1999 (or, if earlier, the expiration or termination of BW-Security's current lease), with the amounts payable under such sublease to be equal to 50% of the rent and common overhead expenses payable by BW-Security related to its lease of the premises. In 1995, such amounts paid to BW-Security aggregated approximately $881,000.

     The Company is included in the consolidated federal income tax returns of BW-Security through December 31, 1992.

     Generally, the Tax Sharing Agreement provides that if any Internal Revenue Service audit adjustment results in a Tax Benefit (as defined in the Tax Sharing Agreement) to the Company, the Company must pay to BW-Security the amount of such Tax Benefit and if any audit adjustment results in a Tax Detriment (as defined in the Tax Sharing Agreement), BW-Security must pay to the Company the amount of such Tax Detriment.

     Under the Tax Sharing Agreement, BW-Security retains the right to resolve any disputes with the IRS with respect to pre-Spin-Off periods involving returns filed by BW-Security which include the Company or its subsidiaries. The party responsible for filing any other returns will control audits and controversies with respect to those returns.

     The Company has agreed to indemnify BW-Security (but not its stockholders) against any liability resulting from any transaction after the date of the Spin-Off involving the stock or assets, or any combination thereof, of the Company or any of its subsidiaries which causes the Spin-Off to fail to qualify as tax-free under Section 355 of the Internal Revenue Code (the "Code").

     The Company has agreed that for a three-year period following the date of the Spin-Off, it will not (a) cease to be engaged in the active conduct of a trade or business within the meaning of the Code, (b) except in certain limited circumstances, redeem shares of the Company's stock, or (c) liquidate or merge with another corporation, unless an opinion is obtained from counsel of the Company to the effect that such transaction would not adversely affect the federal income tax consequences of the Spin-Off to the Company, BW-Security or BW-Security's stockholders.

     Pursuant to the Government Relations Service Agreement, BW-Security performed for the Company such services relating to government affairs and relations with the legislative, regulatory and executive branches of the federal government as the Company requested. For such services in 1995, the Company paid BW-Security 40% of BW-Security's costs and expenses incurred in maintaining the staff required to perform such services, or approximately $56,000. The Agreement was terminated by the Company in May 1995.

     Also during 1995, BW-Security performed services for the Company relating to risk management and other office services. The Company paid BW-Security approximately $130,000 in 1995.

2.   APPROVAL OF THE COMPANY'S EXECUTIVE STOCK PERFORMANCE PLAN

GENERAL

     At the meeting there will be presented to the stockholders a proposal to approve and ratify the adoption by the Board of Directors of the Executive Stock Performance Plan (the "Plan").

     Section 162(m) of the Internal Revenue Code (the "Code") limits the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation to no more than $1,000,000 per year. Certain performance based compensation which has been approved by stockholders, however, is not subject to the deduction limitation. The Plan has been drafted to allow the Company to claim the deduction for awards and benefits paid pursuant to the Plan.

     Benefits and amounts to be received under the Plan are not currently determinable. For awards made for fiscal year 1995, see the table on page 8 for benefits and amounts estimated and allocated for each of the named executive officers, all executive officers as a group and all employees who are not executive officers as a group.

DESCRIPTION OF THE PLAN

     The following description of the Plan is intended as a summary only and is qualified in its entirety by reference to the Plan itself. A copy of the Plan will be furnished by the Company to any stockholder upon written request to the Corporate Secretary.

     The purpose of the Plan is to motivate senior executives of the Company to improve the long-term performance of the Company as a whole, relative to its Peer Group, to enable the Company to grow in value and serve the long-term interests of the stockholders.

     Pending stockholder approval, the Plan was effective as of April 18, 1995.

     The Plan is administered by a committee which consists solely of two or more "outside directors" as defined in Section 162(m) of the Code and the regulations thereunder (the "Committee").

     Participation in the Plan is limited to executives of the Company who are designated to be eligible by the Committee. Such executives shall (a) be part of a "select group of management or highly compensated employees" (as that phrase is used under Department of Labor Regulation Section 2520.104-23) and (b) generally be those executives who are in a position to make significant contributions to the earnings of the Company. Participation in the Plan during any performance period does not guarantee participation in any subsequent performance period. Each of the named executive officers are participants in the Plan during the initial performance period.

     The Committee assigns threshold, target and maximum performance awards to each participant prior to the beginning of a performance period. The awards are expressed in terms of performance units, each with an initial value of $1,000.

     The initial performance period is 32 months (subsequent performance periods shall be 3 years). The performance award for each performance period shall be based on the percentile rank of total shareholder return ("TSR") of the Company among the TSR of a peer group* of companies during the performance period. TSR can be expressed as a formula:

share price at end of period-share price at start of period+dividends per share paid during period
                         share price at start of period

     During the initial performance period, Company TSR at the 65th percentile among peer group companies will result in a payout per performance unit of $1,000. Payout per performance unit will be greater than $1,000 when Company TSR is greater than the 65th percentile and less than $1,000 when Company TSR is less than the 65th percentile. No performance payout is made if Company TSR is below the 25th percentile.

     Performance awards are payable 60% in Company common stock and 40% in cash. The maximum number of shares of Company common stock available for payment of performance awards under the Plan shall not exceed 400,000.

     The Committee, in its discretion, may decrease, but not increase, the size of a participant's target performance award once the performance period has begun; the Committee may decrease, but not increase, the amount of a performance award payout once the comparative results from peer group companies have been considered.

     In the event of a change of control, a performance period shall end on the effective date of the change of control. TSR for a performance period in which a change of control occurs shall be determined by substituting the change of control price for the share price at the end of the performance period in the TSR formula.

     Change of control price is defined as the higher of (a) the highest reported sales price of a share of the company's common stock as reported on the New York Stock Exchange composite tape during the 60-day period prior to and including the date of a change of control, or (b) if the change of control is the result of a tender or exchange offer or a business combination, the highest price per share of common stock paid in such tender or exchange offer or business combination.

     A change of control is defined as, subject to certain exceptions, (a) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of 20% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the Board of Directors, (c) a major corporate transaction, such as a merger or sale of substantially all of the Company's assets which results in a change in the majority of the Board of Directors or a majority of shareholders or (d) a liquidation of the Company.

- ---------------

*See footnote 5 of the performance graph on page 14 for a listing of the peer group companies.

     The Plan may be amended in whole or in part by the Board of Directors of the Company at any time (including amendments which may have the effect of increasing the cost of the Plan to the Company).

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

     Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting in person or by proxy at the Annual Meeting.

     THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE PLAN. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

3.   RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors proposes that the stockholders approve the selection by the Finance and Audit Committee of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1996 fiscal year. The Board of Directors anticipates that representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                               OTHER INFORMATION

     The Company has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

     Stockholder proposals to be presented at the 1997 Annual Meeting must be received by the Company on or before November 26, 1996, for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Corporate Secretary. In addition, the Company's By-laws contain certain requirements with respect to the submission of proposals and the nomination of directors at any stockholder meeting.

     The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the Communications Department, 200 South Michigan Avenue, Chicago, Illinois 60604.

                                                    BORG-WARNER AUTOMOTIVE, INC.